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                            SUBSCRIPTION AGREEMENT


            Between New York Life Insurance and Annuity Corporation,

                                      and

                            Variable Insurance Funds


     This Agreement (the "Agreement"), dated this __ day of ____________, 2000, by and between New York Life Insurance and Annuity Corporation ("NYLIAC"), a stock life insurance company existing under and by virtue of the laws of the State of Delaware, and Variable Insurance Funds (the "Trust"), a business trust organized and existing under and by virtue of the laws of the State of Massachusetts (collectively, the "Parties").

     In consideration of the mutual promises set forth herein, the Parties hereto agree as follows:

     1. The Trust agrees to sell to NYLIAC, and NYLIAC agrees to purchase, for the aggregate amount of $25,000,000, shares of beneficial interest of four new series (each a "New Fund" collectively, the "New Funds") of the Trust (hereinafter the "Shares") at a price of ten dollars ($10.00) per Share for each New Fund, in the following amounts:

     500,000 Shares of AmSouth Large Cap Fund
     500,000 Shares of AmSouth Mid Cap Fund
     500,000 Shares of AmSouth Enhanced Market Fund
     100,000 Shares of AmSouth International Equity Fund

     In the event NYLIAC, in its sole discretion, decides to purchase Shares of any New Fund in increments rather than at one time, the price of such Shares shall be the then current net asset value per Share of each Fund, beginning with the initial net asset value per Share of each New Fund, as designated above.

     2. The Parties agree to consummate such sale and purchase (a) following the effectiveness of the relevant amendment(s) to the Trust's Form N-1A registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933 ("1933 Act"), and (b) prior to the commencement of the Trust's offering of any Shares to any separate account of NYLIAC to fund benefits under variable annuity contracts issued by NYLIAC. In the event NYLIAC decides to purchase Shares of a New Fund in increments, only the first incremental purchase for that New Fund needs to meet the latter condition.

     3. NYLIAC acknowledges that the Shares have not been registered under any federal securities laws and that, therefore, the Trust is relying on certain exemptions
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therein from such registration requirements, including exemptions dependent on the intent of the undersigned in acquiring the Shares. NYLIAC also understands that any resale of the Shares, or any part thereof, may be subject to restrictions under federal securities laws, and that NYLIAC may be required to bear the economic risk of an investment in the Shares for an indefinite period of time.

     4. NYLIAC represents and warrants that it is acquiring the Shares solely for its own account and solely for investment purposes and not with a view to the resale or disposition of all or any part thereof, and that it has no present plan or intention to sell or otherwise dispose of the Shares of any part thereof.

     5. The Trust represents and warrants that it is registered as an open-end investment management company under the Investment Company Act of 1940, as amended, and that it currently has assets of not less than $25,000,000, and that it will have assets of not less than $25,000,000 on the date that NYLIAC purchases the Shares.

     6. NYLIAC agrees that it will not sell or dispose of the Shares or any part thereof unless registration statements with respect to such Shares are then in effect under the 1933 Act or unless the undersigned shall have delivered to the Trust an opinion of counsel acceptable to the Trust, in form and substance acceptable to the Trust, that no such registration is necessary. The provisions of this Paragraph 6 shall not apply to any redemption of Shares by the Company made in accordance with Paragraph 7 of this Agreement.

     7. NYLIAC agrees not to redeem its investment in Shares ("Investment") except upon the earliest to occur of:

          1. two (2) years from the date the Investment is first provided by NYLIAC; or

          2. the termination of the Participation Agreement, between the Trust and NYLIAC; or

          3. the offer or sale of shares to any life insurance company, separate account or other entity without the express written consent of NYLIAC.

     If any of the events listed above occurs, then NYLIAC may withdraw its entire investment by redeeming Shares.

     8. The Parties acknowledge, with respect to the foregoing, that the Trust will bear the organizational expenses of the New Funds.




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     IN WITNESS THEREOF, the Parties hereto have executed this Agreement by their duly authorized representatives as of the date first set forth above.


NEW YORK LIFE INSURANCE AND                  VARIABLE INSURANCE FUNDS
     ANNUITY CORPORATION

By:  /s/ ROBERT D. ROCK                      By:
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   Robert D. Rock
   Senior Vice President                        ------------------------------

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Attest: /s/ KAREN DANN                       Attest:
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